U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: John Chymboryk
    354 West Quail Nest, Farmington, UT  84025

2.  Date of Event Requiring Statement (Month/Date/Year): 07/31/1999

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol: ENERGETICS, INC. "EJTX"

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: President and Secretary

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title             2. Amount of           3. Ownership Form:         4.     Nature of
    of                 Securities               Direct(D)or               Indirect Beneficial
 Security           Beneficially Owned          Indirect(I)                   Ownership
 --------           ------------------         ---------------            -------------------
Common Stock             -0-                        N/A                          N/A


TABLE II - Derivative Securities Beneficially Owned

1.        2. Date Exer-     3. Title and Amount of 4. Conver-  5. Ownership  6.
            cisable and      Securities Underlying  sion or     Form of
            Expiration       Derivative Security    Exercise    Derivative    Nature
            Date             --------------------   Price of    Security      of
Title of   (Month/Day/Year)              Amount of  Deri-       Direct (D)    Indirect
Derivative ----------------              Number of  vative      or In-        Beneficial
Security   Exercisable/Expiration Title  of Shares  Security    direct (I)    Ownership
--------   ---------------------- -----  ---------  --------    ----------    ---------
  N/A              N/A             N/A      N/A       N/A          N/A           N/A


Explanation of Responses:

Signature of Reporting Person: /s/ John Chymboryk
Date: 10/29/1999